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Exhibit 5.8

[Letterhead of Montgomery, McCracken, Walker & Rhoads, LLP]

March 19, 2004

Precision Castparts Corp.
4650 S.W. Macadam Ave., Suite 440
Portland, Oregon 97239

Stoel Rives LLP
900 SW Fifth Avenue
Portland, OR 97204

  Re:
  Guarantees of Certain Precision Castparts Corp. Notes

Ladies and Gentlemen:

        We have been engaged as special local counsel for SPS Technologies, LLC, Greenville Metals, Inc. and PCC Composites, Inc. (the "Pennsylvania Guarantors") in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by Precision Castparts Corp., an Oregon corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Securities Act") of the offer and exchange by the Company of up to $200,000,000 principal amount of the Company's 5.60% Senior Notes due 2013 that have been registered under the Securities Act (the "New Notes"), which New Notes will be guaranteed by each of the Pennsylvania Guarantors, for a like principal amount of the Company's outstanding 5.60% Senior Notes due 2013 (the "Old Notes"), which Old Notes have also been guaranteed by the Pennsylvania Guarantors.

        In connection with this opinion letter we have examined each of the following:

        1.     the Indenture dated as of December 17, 1997, as amended by the First Supplemental Indenture dated June 30, 2001, the Second Supplemental Indenture dated December 9, 2003, and the Third Supplemental Indenture dated December 9, 2003 (as so amended, the "Indenture") among the Company, each of the Company's subsidiary guarantors party thereto, and J.P. Morgan Trust Company, National Association (successor in interest to Bank One Trust Company, N.A. which was successor in interest to The First National Bank of Chicago), as trustee;

        2.     the forms of the Old Notes and the New Notes;

        3.     the Notation of Guarantee (the "Guarantees") executed by each of the Pennsylvania Guarantors;

        4.     Certificates of the Secretary of State or equivalent governmental authority of the Commonwealth of Pennsylvania regarding the subsistence and status of each of the Pennsylvania Guarantors, as described on Schedule A hereto;

        5.     the organizational documents of each of the Pennsylvania Guarantors, as described on Schedule A hereto (the "Pennsylvania Guarantor Organization Documents"); and

        6.     Resolutions or equivalent corporate or limited liability company action of each of the Pennsylvania Guarantors, dated December 2, 2003 in the case of the Pennsylvania Guarantors parties to the Second Supplemental Indenture, and December 9, 2003 in the case of the Pennsylvania Guarantor party to the Third Supplemental Indenture, relating to the Guarantees as certified to us by the secretary or equivalent representative of each of the Pennsylvania Guarantors as of March 19, 2004.

The documents referred to in paragraphs 1 through 3 above are referred to collectively as the "Documents".

        We also have examined such other certificates, agreements, instruments and documents as we have deemed necessary or appropriate in order to render the opinions set forth herein, and we have relied on such certificates of government officials as we have deemed appropriate. We have relied completely on the foregoing documents and such other documents as referred to in this letter as to all matters of fact covered therein, and, with your consent, we have not undertaken any independent verification or investigation of such factual matters.

        For the purpose of this opinion, we have assumed the following:

          a.     the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to as certified, conformed, photostatic, electronic or facsimile copies;

          b.     that the transactions contemplated by the Guarantees are necessary, beneficial or convenient to the conduct, promotion and attainment of the business of each of the Pennsylvania Guarantors; and

          c.     that the facts set forth in all certificates referred to in this opinion are accurate and complete in all respects.

        We have conducted no independent investigation with respect to these assumptions. We advise you that we have not represented the Pennsylvania Guarantors in connection with the preparation or negotiation of the Guarantees or the other Documents.

        Based upon the foregoing, and further subject to the assumptions, qualifications and exceptions set forth below, we hereby advise you that in our opinion:

        1.     Each of the Pennsylvania Guarantors is (i) validly subsisting as a corporation or limited liability company under the laws of the Commonwealth of Pennsylvania, and (ii) has the corporate or limited liability company power and corporate or limited liability company authority to enter into and perform its obligations under the Indenture and the Guarantees relating to the New Notes.

        2.     The execution and delivery of the Indenture by the Pennsylvania Guarantors, and the Pennsylvania Guarantors' performance of their agreements under the Indenture, including the Guarantees of the New Notes by the Pennsylvania Guarantors pursuant to the Indenture, has been duly authorized by each of the Pennsylvania Guarantors.

        This opinion is limited to matters expressly stated herein and no opinion is to be inferred or may be implied beyond such matters. Without limiting the generality of the foregoing, we specifically exclude the following items:

          a.     we express no opinion with respect to the enforceability of the Guarantees, or the other Documents, or any of the provisions thereof;

          b.     we express no opinion regarding the accuracy of any factual representation in the Guarantees or the other Documents (which, as noted above, we assume to be accurate and complete in all respects), the financial status of the Company, the Pennsylvania Guarantors or any other subsidiary of the Company, or any person's ability to perform any obligations under the Guarantees or the other Documents; and

          c.     the opinions given in paragraph 1 above with respect to validity and subsistence are based solely upon review of certificates issued by the Secretary of State of the Commonwealth of Pennsylvania as of the dates of such certificates.

        The opinions expressed in this letter apply only insofar as the laws of the Commonwealth of Pennsylvania may be applicable, and we express no opinion and make no statement of fact with respect to the laws of any other jurisdiction. This opinion letter is given as of the date hereof and is based on facts and conditions presently known to us and the laws currently in effect, and we do not undertake and hereby disclaim any obligation to advise you of any change in any matters set forth herein.

        We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated under the Securities Act.

Very truly yours,
Montgomery, McCracken, Walker & Rhoads, LLP

MMWR/JTS/BMC/amd

SCHEDULE A
(PENNSYLVANIA GUARANTORS)

Name	Jurisdiction of Formation or Incorporation	Type of Organization
SPS TECHNOLOGIES, LLC GREENVILLE METALS, INC. PCC COMPOSITES, INC.	Pennsylvania Pennsylvania Pennsylvania	limited liability company corporation corporation

Pennsylvania Guarantor Organization Documents

1.
PCC Composites, Inc. Articles of Incorporation
PCC Composites, Inc. Bylaws
PCC Composites, Inc. Resolutions

2.
Greenville Metals, Inc. Articles of Incorporation
Greenville Metals, Inc. Bylaws
Greenville Metals, Inc. Resolutions

3.
SPS Technologies, LLC Certificate of Formation
SPS Technologies, LLC Operating Agreement
SPS Technologies, LLC Resolutions

Certificates of the Secretary of State

Certificate of the Commonwealth of Pennsylvania, Department of State for PCC Composites, Inc., dated March 15, 2004.

Certificate of the Commonwealth of Pennsylvania, Department of State for Greenville Metals, Inc., dated March 16, 2004.

Certificate of the Commonwealth of Pennsylvania, Department of State for SPS Technologies, LLC, dated March 15, 2004.

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SCHEDULE A (PENNSYLVANIA GUARANTORS)